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Transocean Ltd. Investor Relations and Corporate Communications
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Analyst Contacts:    Thad Vayda    News Release
+1 713-232-7551

Diane Vento
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Media Contact:    Guy A. Cantwell    FOR RELEASE: September 17, 2013
+1 713-232-7647

TRANSOCEAN LTD. ANNOUNCES SETTLEMENT OF TWO FRADE CIVIL CASES

ZUG, SWITZERLAND—Transocean Ltd. (NYSE: RIG) (SIX: RIGN), along with Chevron, the Brazilian Federal Prosecutor’s Office, Agência Nacional do Petróleo, Gás Natural e Biocombustíveis (ANP) and Instituto Brasileiro do Meio Ambiente e dos Recursos Naturais Renováveis (IBAMA) today announced a settlement resolving the two civil cases arising from the November 2011 and March 2012 Frade field events. The agreement effectively releases Transocean, without a finding of fault or liability, from the two civil lawsuits in which it is named. Further, Transocean has no financial obligations under the settlement agreement. Upon its approval by the court, the settlement terms will be binding on all parties and the two civil lawsuits will be dismissed. In February, the court rejected all criminal indictment recommendations related to Transocean and its employees.

“We are pleased to announce this settlement, a very favorable resolution resulting from hard work of all the parties involved,” said Steven L. Newman, President and Chief Executive Officer of Transocean Ltd. “Transocean has operated in Brazil for nearly 50 years, and this agreement among Chevron, Transocean and the Brazilian authorities removes any remaining uncertainty about our ability and commitment to continue working safely and responsibly offshore Brazil.”

About Transocean

Transocean is a leading international provider of offshore contract drilling services for oil and gas wells. The company specializes in technically demanding sectors of the global offshore drilling business with a particular focus on deepwater and harsh environment drilling services, and believes that it operates one of the most versatile offshore drilling fleets in the world.

Transocean owns or has partial ownership interests in, and operates a fleet of, 80 mobile offshore drilling units consisting of 46 High-Specification Floaters (Ultra-Deepwater, Deepwater and Harsh-Environment drilling rigs), 23 Midwater Floaters and 11 High-Specification Jackups. In addition, the company has six Ultra-Deepwater Drillships and one High-Specification Jackup under construction.

For more information about Transocean, please visit the website at www.deepwater.com.